Exhibit 15.2

Date: June 15, 2018

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Dr. Reddy’s Laboratories Limited and, under the date of June 15, 2018 , we reported on the consolidated financial statements of Dr. Reddy’s Laboratories Limited as of and for the years ended March 31, 2018 and 2017 and the effectiveness of internal control over financial reporting as of March 31, 2018. On June 15, 2018, we were dismissed. We have read the Dr. Reddy’s Laboratories Limited’s statements included under Item 16F of its Form 20-F dated June 15, 2018, and we agree with such statements except we are not in a position to agree or disagree with the Company’s statement that Ernst & Young Associates LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Dr. Reddy’s Laboratories Limited’s consolidated financial statements or the effectiveness of internal control over financial reporting, or any matter that was the subject of a disagreement as defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions to this Item or a “reportable event” as described in Item 16F (a)(1)(v) of Form 20-F.

Very truly yours,

KPMG

Hyderabad, India